Exhibit 99.1

VMware Reports Fiscal Year 2024 Second Quarter Results
Total Revenue of $3.41 billion
Subscription and SaaS Revenue of $1.26 billion, an increase of 34% year-over-year

PALO ALTO, Calif., August 31, 2023 — VMware, Inc. (NYSE: VMW), a leading innovator in enterprise software, today announced financial results for the second quarter of fiscal year 2024:
Quarterly Review
•Revenue for the second quarter was $3.41 billion, an increase of 2% from the second quarter of fiscal 2023.
•Subscription and SaaS revenue for the second quarter was $1.26 billion, an increase of 34% year-over-year.
•Subscription and SaaS revenue constituted 37% of total revenue for the quarter.
•Subscription and SaaS ARR exiting the second quarter was $5.31 billion, an increase of 36% year-over-year.
•GAAP net income for the second quarter was $477 million, or $1.10 per diluted share, up 34% per diluted share compared to $347 million, or $0.82 per diluted share, for the second quarter of fiscal 2023. Non-GAAP net income for the second quarter was $792 million, or $1.83 per diluted share, up 11% per diluted share compared to $697 million, or $1.64 per diluted share, for the second quarter of fiscal 2023.1
•GAAP operating income for the second quarter was $547 million, a decrease of 3% from the second quarter of fiscal 2023. Non-GAAP operating income for the second quarter was $977 million, up 1% compared to the second quarter of fiscal 2023.
•Operating cash flow for the second quarter was $444 million. Free cash flow for the second quarter was $350 million.
•RPO for the second quarter totaled $12.88 billion, up 6% year-over-year. 2
“We delivered solid Q2 results. Our customers continue to invest in our Multi-Cloud offerings as they modernize their infrastructure to run enterprise, cloud-native, and new AI workloads,” said Raghu Raghuram, CEO, VMware. “At the recent VMware Explore Las Vegas, we unveiled new offerings including the next evolution of VMware Cloud, NSX+, vSAN Max, and an enhanced Tanzu Application Platform, all designed to help customers innovate faster and reduce total cost of ownership. We also introduced VMware Private AI Foundation with NVIDIA to accelerate AI-enabled applications in the enterprise.”
“We are pleased with our Q2 performance, which reflects the continued strength of our Subscription and SaaS portfolio and execution of our business model transition,” said Karen Dykstra, executive vice president and CFO, VMware. “Subscription and SaaS ARR reached $5.31 billion to exit the quarter and grew 36% year-over-year, highlighting the momentum of our multi-cloud offerings.”
Business Highlights & Strategic Announcements
•Last week at VMware Explore 2023 Las Vegas, the company introduced several new offerings, including:
◦The next evolution of VMware Cloud, empowering customers to invest in digital transformation and growth while helping them innovate faster, increase operational efficiency, improve threat defenses, and recover from ransomware attacks faster.
◦An expanded Tanzu portfolio to help customers develop, operate, and optimize apps on any cloud with an enhanced Tanzu Application Platform, new Tanzu Intelligence Services with artificial intelligence (AI)/machine learning (ML) capabilities for deeper insights, and updates to Tanzu Hub.
◦The new VMware Edge Cloud Orchestrator (formerly VMware SASE Orchestrator) which will provide unified management for VMware SASE and Edge Compute Stack—an industry-first offering to bridge the gap between edge networking and edge compute.
◦New Digital Experience (DEX) Insights based on greatly expanded data and ML algorithms that enhance DEX remediation capabilities. These updates broaden access to data, help strengthen VMware Insights, and allow for remediation of more issues.
•Also at VMware Explore Las Vegas, VMware unveiled its perspective on generative AI in the enterprise with the introduction of Private AI, which serves as an architectural approach that balances the business gains from AI with the practical privacy and compliance needs of an organization.

◦VMware Private AI Foundation with NVIDIA is a new integrated offering that will enable enterprises to customize models and run generative AI applications, including intelligent chatbots, assistants, search, and summarization. The fully integrated solution will feature generative AI software and accelerated computing from NVIDIA, built on VMware Cloud Foundation optimized for AI.
•VMware released VMware Cloud Foundation 5.0. This major release delivered increased scalability, security and several key enhancements that address requirements for cloud scale infrastructure as a service (IaaS), simplified deployment of on-premises clouds, and enhanced protection against cyberattacks.
•VMware Cloud on AWS continued to expand globally, with new regions opening in Melbourne, Australia and Zurich, Switzerland. This brings the total number of global regions for VMware Cloud on AWS to 25.
•VMware joined forces with AMD, Samsung, and members of the RISC-V Keystone community to simplify the development and operations of confidential computing applications, which have the potential to secure workloads no matter where they run including in Multi-Cloud and edge settings. The companies will collaborate on and contribute to the open-source Certifier Framework for Confidential Computing project.
•VMware received recognition from analyst firm Omdia3 citing that VMware’s take on SASE builds on two key strengths: its broad set of technologies and products and its strong presence in SD-WAN.
•VMware released its 2023 Environmental, Social and Governance (ESG) report, sharing its Smart Impact strategy and progress made over the last year toward the company’s 2030 Agenda. VMware also received recognition for its ongoing ESG and diversity, equity, and inclusion (DEI) leadership including:
◦Awarded 100% score on the Disability Equality Index® and recognized as a DEI Best Place to Work for Disability Inclusion.
◦Ranked in the top 5% on USA Today’s inaugural America's Climate Leaders List, which ranks companies based on their emissions reductions year-over-year.
◦Recognized by Newsweek as one of America’s Greatest Workplaces, receiving a 5/5 workplace score.
1 Our annual effective tax rate is based upon, among other things, current tax law, including Internal Revenue Code Section 174 relating to research and development expense capitalization, which became effective beginning in VMware’s fiscal 2023. If in the future this provision is deferred, modified or repealed, our effective tax rate may fluctuate significantly in the quarter in which such change in law becomes effective.
2 Remaining performance obligations do not include customer prepayments received for contracts that include certain cancellation rights, such as termination for convenience clauses, which are included in customer deposits on the condensed consolidated balance sheets and were $1.6 billion as of August 4, 2023.
3 On the Radar: VMware offers SASE as journey centered on SD-WAN and paints a broader picture of modern technology stacks (7 July 2023).
# # #
About VMware
VMware is a leading provider of multi-cloud services for all apps, enabling digital innovation with enterprise control. As a trusted foundation to accelerate innovation, VMware software gives businesses the flexibility and choice they need to build the future. Headquartered in Palo Alto, California, VMware is committed to building a better future through the company’s 2030 Agenda. For more information, please visit vmware.com/company.

Definitive Agreement to be Acquired by Broadcom
VMware has entered into a definitive agreement to be acquired by Broadcom Inc. (“Broadcom”). The transaction, which is expected to be completed on October 30, 2023, is subject to the receipt of regulatory approvals and other customary closing conditions. Please refer to the May 26, 2022 announcement entitled, “Broadcom to Acquire VMware for Approximately $61 Billion in Cash and Stock,” available on news.vmware.com.

Additional Information
VMware’s website is located at vmware.com, and its investor relations website is located at ir.vmware.com. VMware’s goal is to maintain the investor relations website as a portal through which investors can easily find or navigate to pertinent information about VMware, all of which is made available free of charge. The additional information includes: materials that VMware files with the SEC; announcements of investor conferences, speeches and events at which its executives talk about its products, services and competitive strategies; webcasts of its earnings calls, investor conferences and events (archives of which are also available for a limited time); additional information on its financial metrics, including reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures; press releases on quarterly earnings, product and service announcements, legal developments and international news; corporate governance information; ESG (environmental, social and governance) information; other news, blogs and announcements that VMware may post from time to time that investors may find useful or interesting; and opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

VMware, Explore, NSX+, vSAN Max, and Tanzu are registered trademarks or trademarks of VMware, Inc. or its subsidiaries in the United States and other jurisdictions. All other marks and names mentioned herein may be trademarks of their respective organizations.

Use of Non-GAAP Financial Measures
Reconciliations of non-GAAP financial measures to VMware’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “About Non-GAAP Financial Measures.”

Annual Recurring Revenue (“ARR”)
ARR is an operating measure VMware uses to assess the strength of the Company’s subscription and SaaS offerings. ARR is a performance metric and should be viewed independently of, and not as a substitute for or combined with, revenue and unearned revenue. ARR represents the annualized value of VMware’s committed customer subscription and SaaS contracts as of the end of the reporting period, assuming any contract that expires during the next 12 months is renewed on its existing terms and any applicable termination for convenience rights are not exercised, except that, for consumption-based subscription and SaaS offerings, ARR represents the annualized quarterly revenue based on revenue recognized for the current reporting period.

Forward-Looking Statements
This press release contains forward-looking statements including, among other things, statements regarding the momentum of, customer investment in and expected benefits to customers, partners and stockholders of VMware’s strategy, offerings, collaborations and partnerships; and the proposed acquisition of VMware by Broadcom, related timing of its consummation and benefits to customers of combined VMware and Broadcom solutions. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (1) the satisfaction of the conditions precedent to consummation of the pending acquisition, and the ability to consummate the pending acquisition, on a timely basis or at all; (2) business disruption following the announcement of the pending acquisition, including disruption of current plans and operations; (3) the effects of the pending acquisition, the spin-off of VMware from Dell and changes in VMware’s and Dell’s commercial relationships and go-to-market strategy on VMware’s ability to (a) enter into, maintain and extend strategically effective partnerships, collaborations and alliances, (b) maintain and establish new relationships with customers, partners and suppliers, and (c) maintain operating results and VMware’s business generally; (4) difficulties in retaining and hiring key personnel and employees, including due to the pending acquisition; (5) the ability to implement plans, forecasts and other expectations with respect to the business after the completion of the pending acquisition and realize synergies; (6) the ability of VMware to transition its business model and adapt its offerings, business operations and go-to-market activities to changes in how customers consume information technology resources, such as through subscription and SaaS offerings and its subscription and SaaS portfolio; (7) changes to VMware’s and Dell’s respective financial conditions and strategic directions, including potential effects of the pending acquisition of VMware by Broadcom, that could adversely impact the VMware-Dell commercial relationship and collaborations; (8) the continued risk of on-going and new litigation and regulatory actions, including the outcome of any legal proceedings related to the pending acquisition; (9) adverse changes in general economic or market conditions; (10) delays or reductions in consumer, government and information technology spending, including due to the announced acquisition; (11) competitive factors, such as pricing pressures, industry consolidation, entry of new competitors into the industries in which VMware competes, as well as new product and marketing initiatives by VMware’s competitors; (12) rapid technological changes in the virtualization software, cloud, end user, edge security and mobile computing and telecom industries; (13) the uncertainty of VMware’s customers’ acceptance of and ability to transition to emerging technologies, including, for example, AI and ML, and new offerings and computing strategies in the industries in which VMware competes; (14) VMware’s ability to protect its proprietary technology; (15) changes to product and services development timelines; (16) risks associated with cyber-attacks, information security and data privacy; (17) disruptions resulting from key management changes; (18) risks associated with international sales, such as fluctuating currency exchange rates and increased trade barriers; (19) changes in VMware’s financial condition; and (20) other impacts to VMware’s business, including those related to industry, market, economic, political, regulatory and global health conditions. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8- K that VMware may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.
Contacts:

Jagroop Bal
VMware Investor Relations
ir@vmware.com

Doreen Ruyak
VMware Global PR
druyak@vmware.com

VMware, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2023	2022	2023	2022
Revenue:
License	$619	$796	$1,136	$1,369
Subscription and SaaS	1,259	943	2,476	1,842
Services	1,530	1,597	3,073	3,213
Total revenue	3,408	3,336	6,685	6,424
Operating expenses(1):
Cost of license revenue	37	39	76	74
Cost of subscription and SaaS revenue	203	196	411	387
Cost of services revenue	399	369	796	744
Research and development	835	803	1,682	1,577
Sales and marketing	1,100	1,080	2,205	2,134
General and administrative	287	276	660	527
Realignment	—	7	—	7
Operating income	547	566	855	974
Investment income	74	7	138	8
Interest expense	(79)	(74)	(159)	(145)
Other income (expense), net	19	(20)	26	(30)
Income before income tax	561	479	860	807
Income tax provision	84	132	159	218
Net income	$477	$347	$701	$589
Net income per weighted-average share, basic	$1.11	$0.82	$1.63	$1.40
Net income per weighted-average share, diluted	$1.10	$0.82	$1.62	$1.39
Weighted-average shares, basic	430,395	422,002	429,290	421,294
Weighted-average shares, diluted	434,090	424,125	432,839	423,561
__________
(1) Includes stock-based compensation as follows:
Cost of license revenue	$—	$—	$1	$1
Cost of subscription and SaaS revenue	6	6	13	11
Cost of services revenue	23	25	45	48
Research and development	146	146	293	278
Sales and marketing	88	93	166	174
General and administrative	47	41	81	81

VMware, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	August 4,	February 3,
	2023	2023
ASSETS
Current assets:
Cash and cash equivalents	$6,801	$5,100
Accounts receivable, net of allowance of $10 and $9	2,432	2,510
Due from related parties	1,267	2,078
Other current assets	519	543
Total current assets	11,019	10,231
Property and equipment, net	1,644	1,623
Deferred tax assets	6,402	6,157
Intangible assets, net	368	478
Goodwill	9,598	9,598
Due from related parties	267	208
Other assets	2,901	2,942
Total assets	$32,199	$31,237
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$217	$267
Accrued expenses and other	2,358	2,568
Customer deposits	2,017	1,087
Current portion of long-term debt	1,000	1,000
Unearned revenue	6,739	7,079
Due to related parties	404	390
Total current liabilities	12,735	12,391
Long-term debt	9,449	9,440
Unearned revenue	5,351	5,664
Income tax payable	381	287
Operating lease liabilities	785	845
Due to related parties	504	648
Other liabilities	447	428
Total liabilities	29,652	29,703
Contingencies
Stockholders’ equity:
Class A common stock, par value $0.01; authorized 2,500,000 shares; issued and outstanding 431,379 and 426,741 shares	4	4
Additional paid-in capital	1,409	1,095
Accumulated other comprehensive loss	(6)	(4)
Retained earnings	1,140	439
Total stockholders’ equity	2,547	1,534
Total liabilities and stockholders’ equity	$32,199	$31,237

VMware, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2023	2022	2023	2022
Operating activities:
Net income	$477	$347	$701	$589
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	336	302	666	590
Stock-based compensation	310	311	599	593
Deferred income taxes, net	(150)	(37)	(237)	(80)
(Gain) loss on equity securities and disposition of assets, net	3	(3)	4	(12)
Other	—	—	6	3
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(600)	(453)	72	222
Other current assets and other assets	(188)	(175)	(291)	(418)
Due from related parties	(667)	(621)	752	180
Accounts payable	(9)	(3)	(49)	(31)
Accrued expenses, customer deposits and other liabilities	1,234	345	717	(319)
Income taxes payable	(69)	41	37	114
Unearned revenue	(114)	366	(653)	9
Due to related parties	(119)	(23)	(130)	(38)
Net cash provided by operating activities	444	397	2,194	1,402
Investing activities:
Additions to property and equipment	(94)	(113)	(199)	(219)
Sales of investments in equity securities	—	—	—	20
Purchases of strategic investments	(3)	—	(3)	(8)
Proceeds from disposition of assets	10	84	10	90
Business combinations, net of cash acquired, and purchases of intangible assets	—	(1)	(8)	(4)
Net cash used in investing activities	(87)	(30)	(200)	(121)
Financing activities:
Proceeds from issuance of common stock	4	5	5	124
Repayment of term loan	—	(750)	—	(1,500)
Repurchase of common stock	—	—	—	(89)
Shares repurchased for tax withholdings on vesting of restricted stock	(112)	(111)	(300)	(205)
Principal payments on finance lease obligations	(1)	(1)	(3)	(2)
Net cash used in financing activities	(109)	(857)	(298)	(1,672)
Net increase (decrease) in cash, cash equivalents and restricted cash	248	(490)	1,696	(391)
Cash, cash equivalents and restricted cash at beginning of the period	6,575	3,762	5,127	3,663
Cash, cash equivalents and restricted cash at end of the period	$6,823	$3,272	$6,823	$3,272
Supplemental disclosures of cash flow information:
Cash paid for interest	$68	$59	$154	$140
Cash paid for taxes, net	353	114	416	184
Non-cash items:
Changes in capital additions, accrued but not paid	$(3)	$16	$(12)	$9

VMware, Inc.

GROWTH IN REVENUE PLUS SEQUENTIAL CHANGE IN UNEARNED REVENUE
(in millions)
(unaudited)

Growth in Total Revenue Plus Sequential Change in Unearned Revenue

	Three Months Ended
	August 4,	July 29,
	2023	2022
Total revenue, as reported	$3,408	$3,336
Sequential change in unearned revenue(1)	(115)	365
Total revenue plus sequential change in unearned revenue	$3,293	$3,701
Change (%) over prior year, as reported	(11)%

Growth in Subscription and SaaS Revenue Plus Sequential Change in Unearned Subscription and SaaS Revenue

	Three Months Ended
	August 4,	July 29,
	2023	2022
Subscription and SaaS revenue, as reported	$1,259	$943
Sequential change in unearned subscription and SaaS revenue(2)	102	281
Subscription and SaaS revenue plus sequential change in unearned subscription and SaaS revenue	$1,361	$1,224
Change (%) over prior year, as reported	11%
__________
(1) Consists of the change in total unearned revenue from the preceding quarter. Total unearned revenue consists of current and non-current unearned revenue amounts presented in the condensed consolidated balance sheets.

(2) Consists of the change in unearned subscription and SaaS revenue from the preceding quarter.

REMAINING PERFORMANCE OBLIGATIONS
(in millions)
(unaudited)

Growth in Remaining Performance Obligations

	August 4,	July 29,
	2023	2022
Remaining performance obligations(3)	$12,875	$12,103
Change (%) over prior year	6%

Remaining performance obligations, current(4)	$7,019	$6,767
Change (%) over prior year	4%
__________
(3) Remaining performance obligations represent the aggregate amount of the transaction price in contracts allocated to performance obligations not delivered, or partially undelivered, as of the end of the reporting period. Remaining performance obligations include unearned revenue, multi-year contracts with future installment payments and certain unfulfilled orders against accepted customer contracts at the end of any given period.

(4) Current remaining performance obligations represent the amount expected to be recognized as revenue over the next twelve months.

VMware, Inc.

SUPPLEMENTAL UNEARNED REVENUE SCHEDULE
(in millions)
(unaudited)

	August 4,	May 5,	February 3,	October 28,	July 29,	April 29,
	2023	2023	2023	2022	2022	2022
Unearned revenue as reported:
License	$11	$17	$21	$28	$20	$20
Subscription and SaaS	4,488	4,386	4,401	3,197	2,952	2,671
Services
Software maintenance	6,095	6,348	6,805	6,636	6,903	6,877
Professional services	1,496	1,454	1,516	1,356	1,356	1,298
Total unearned revenue	$12,090	$12,205	$12,743	$11,217	$11,231	$10,866

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA
For the Three Months Ended August 4, 2023
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition, Disposition and Other Items	Tax Adjustment(1)	Non-GAAP As Adjusted(3)
Operating expenses:
Cost of license revenue	$37	—	—	(9)	—	—	$28
Cost of subscription and SaaS revenue	$203	(6)	—	(33)	(1)	—	$163
Cost of services revenue	$399	(23)	—	—	(9)	—	$366
Research and development	$835	(146)	(1)	(2)	(1)	—	$685
Sales and marketing	$1,100	(88)	(3)	(14)	(10)	—	$986
General and administrative	$287	(47)	—	—	(36)	—	$203
Operating income	$547	310	4	58	57	—	$977
Operating margin(3)	16.0%	9.1%	0.1%	1.7%	1.7%	—	28.7%
Other income (expense), net(4)	$19	—	—	—	6	—	$25
Income before income tax	$561	310	4	58	63	—	$997
Income tax provision	$84					120	$205
Tax rate(2)(3)	15.0%						20.5%
Net income	$477	310	4	58	63	(120)	$792
Net income per weighted-average share, diluted(3)(5)	$1.10	$0.71	$0.01	$0.13	$0.15	$(0.28)	$1.83
__________
(1) Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2) Our annual effective tax rate is based upon, among other things, current tax law, including Internal Revenue Code Section 174 relating to research and development expense capitalization, which became effective beginning in VMware’s fiscal 2023. If in the future this provision is deferred, modified or repealed, our effective tax rate may fluctuate significantly in the quarter in which such change in law becomes effective.

(3) Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(4) Non-GAAP adjustment to other income (expense), net includes gains or losses on investments in equity securities, whether realized or unrealized.
(5) Calculated based upon 434,090 diluted weighted-average shares of common stock.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA
For the Six Months Ended August 4, 2023
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition, Disposition and Other Items	Certain Litigation and Other Contingencies	Tax Adjustment(1)	Non-GAAP As Adjusted(3)
Operating expenses:
Cost of license revenue	$76	(1)	—	(18)	—	—	—	$58
Cost of subscription and SaaS revenue	$411	(13)	—	(66)	(1)	—	—	$331
Cost of services revenue	$796	(45)	(1)	—	(19)	—	—	$732
Research and development	$1,682	(293)	(1)	(5)	(1)	—	—	$1,381
Sales and marketing	$2,205	(166)	(5)	(29)	(21)	—	—	$1,982
General and administrative	$660	(81)	(1)	—	(89)	(85)	—	$405
Operating income	$855	599	8	118	131	85	—	$1,796
Operating margin(3)	12.8%	9.0%	0.1%	1.8%	2.0%	1.3%	—	26.9%
Other income (expense), net(4)	$26	—	—	—	6	—	—	$32
Income before income tax	$860	599	8	118	137	85	—	$1,807
Income tax provision	$159						211	$371
Tax rate(2)(3)	18.5%							20.5%
Net income	$701	599	8	118	137	85	(211)	$1,436
Net income per weighted-average share, diluted(3)(5)	$1.62	$1.38	$0.02	$0.27	$0.32	$0.20	$(0.49)	$3.32
__________
(1) Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2) Our annual effective tax rate is based upon, among other things, current tax law, including the impacts of Internal Revenue Code Section 174 relating to research and development expense capitalization, which became effective beginning in VMware’s fiscal 2023. If in the future this provision is deferred, modified or repealed, our effective tax rate may fluctuate significantly in the quarter in which such change in law becomes effective.

(3) Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(4) Non-GAAP adjustment to other income (expense), net includes gains or losses on investments in equity securities, whether realized or unrealized.
(5) Calculated based upon 432,839 diluted weighted-average shares of common stock.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA
For the Three Months Ended July 29, 2022
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Realignment Charges	Acquisition, Disposition and Other Items	Tax Adjustment(1)	Non-GAAP As Adjusted(2)
Operating expenses:
Cost of license revenue	$39	—	—	(9)	—	—	—	$30
Cost of subscription and SaaS revenue	$196	(6)	—	(36)	—	—	—	$154
Cost of services revenue	$369	(25)	—	—	—	—	—	$343
Research and development	$803	(146)	(1)	(3)	—	—	—	$654
Sales and marketing	$1,080	(93)	(3)	(15)	—	—	—	$971
General and administrative	$276	(41)	—	—	—	(15)	—	$219
Realignment	$7	—	—	—	(7)	—	—	$—
Operating income	$566	311	4	63	7	15	—	$965
Operating margin(2)	17.0%	9.3%	0.1%	1.9%	0.2%	0.4%	—	28.9%
Other income (expense), net(3)	$(20)	—	—	—	—	(3)	—	$(21)
Income before income tax	$479	311	4	63	7	12	—	$877
Income tax provision	$132						47	$180
Tax rate(2)	27.6%							20.5%
Net income	$347	311	4	63	7	12	(47)	$697
Net income per weighted-average share, diluted(2)(4)	$0.82	$0.73	$0.01	$0.15	$0.02	$0.03	$(0.11)	$1.64
__________
(1) Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2) Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3) Non-GAAP adjustment to other income (expense), net includes gains or losses on investments in equity securities, whether realized or unrealized.
(4) Calculated based upon 424,125 diluted weighted-average shares of common stock.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA
For the Six Months Ended July 29, 2022
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Realignment Charges	Acquisition, Disposition and Other Items	Tax Adjustment(1)	Non-GAAP As Adjusted(2)
Operating expenses:
Cost of license revenue	$74	(1)	—	(19)	—	—	—	$54
Cost of subscription and SaaS revenue	$387	(11)	—	(73)	—	—	—	$303
Cost of services revenue	$744	(48)	(1)	—	—	—	—	$695
Research and development	$1,577	(278)	(1)	(5)	—	—	—	$1,293
Sales and marketing	$2,134	(174)	(3)	(32)	—	—	—	$1,925
General and administrative	$527	(81)	(1)	—	—	(28)	—	$417
Realignment	$7	—	—	—	(7)	—	—	$—
Operating income	$974	593	6	129	7	28	—	$1,737
Operating margin(2)	15.2%	9.2%	0.1%	2.0%	0.1%	0.4%	—	27.0%
Other income (expense), net(3)	$(30)	—	—	—	—	(12)	—	$(41)
Income before income tax	$807	593	6	129	7	16	—	$1,559
Income tax provision	$218						101	$320
Tax rate(2)	27.0%							20.5%
Net income	$589	593	6	129	7	16	(101)	$1,239
Net income per weighted-average share, diluted(2)(4)	$1.39	$1.40	$0.01	$0.30	$0.02	$0.04	$(0.24)	$2.93
__________
(1) Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2) Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3) Non-GAAP adjustment to other income (expense), net includes gains or losses on investments in equity securities, whether realized or unrealized.
(4) Calculated based upon 423,561 diluted weighted-average shares for Classes A and B.

VMware, Inc.

REVENUE BY TYPE
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2023	2022	2023	2022
Revenue:
License	$619	$796	$1,136	$1,369
Subscription and SaaS	1,259	943	2,476	1,842
Services:
Software maintenance	1,222	1,299	2,456	2,609
Professional services	308	298	617	604
Total services	1,530	1,597	3,073	3,213
Total revenue	$3,408	$3,336	$6,685	$6,424
Percentage of revenue:
License	18.2%	23.9%	17.0%	21.3%
Subscription and SaaS	36.9%	28.2%	37.0%	28.7%
Services:
Software maintenance	35.8%	38.9%	36.7%	40.6%
Professional services	9.1%	9.0%	9.3%	9.4%
Total services	44.9%	47.9%	46.0%	50.0%
Total revenue	100.0%	100.0%	100.0%	100.0%

VMware, Inc.

REVENUE BY GEOGRAPHY
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2023	2022	2023	2022
Revenue:
United States	$1,621	$1,648	$3,176	$3,166
International	1,787	1,688	3,509	3,258
Total revenue	$3,408	$3,336	$6,685	$6,424
Percentage of revenue:
United States	47.6%	49.4%	47.5%	49.3%
International	52.4%	50.6%	52.5%	50.7%
Total revenue	100.0%	100.0%	100.0%	100.0%

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES
TO FREE CASH FLOWS
(A NON-GAAP FINANCIAL MEASURE)
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2023	2022	2023	2022
GAAP cash flows from operating activities	$444	$397	$2,194	$1,402
Capital expenditures	(94)	(113)	(199)	(219)
Free cash flows	$350	$284	$1,995	$1,183

VMware, Inc.
About Non-GAAP Financial Measures

To provide investors and others with additional information regarding VMware’s results, VMware has disclosed in this earnings release the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per diluted share and free cash flow. VMware has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. Other than free cash flow, these non-GAAP financial measures differ from GAAP in that they exclude stock-based compensation, employer payroll taxes on employee stock transactions, amortization of acquired intangible assets, realignment charges, acquisition, disposition and other items, certain litigation and other contingencies, and discrete items that impacted our GAAP tax rate, each as discussed below. Our non-GAAP financial measures also reflect the application of our non-GAAP tax rate. Free cash flow differs from GAAP cash flow from operating activities with respect to the treatment of capital expenditures.

VMware’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short- and long-term operating plans, to calculate bonus payments and to evaluate VMware’s financial performance, the performance of its individual functional groups and the ability of operations to generate cash. Management believes these non-GAAP financial measures reflect VMware’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in VMware’s business, as they exclude charges and gains that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating VMware’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Additionally, management believes information regarding free cash flow provides investors and others with an important perspective on the cash available to make strategic acquisitions and investments, to repurchase shares, to fund ongoing operations and to fund other capital expenditures.

Management believes these non-GAAP financial measures are useful to investors and others in assessing VMware’s operating performance due to the following factors:

•Stock-based compensation. Stock-based compensation is generally fixed at the time the stock-based instrument is granted and amortized over a period of several years. Although stock-based compensation is an important aspect of the compensation of VMware’s employees and executives, the expense for the fair value of the stock-based instruments VMware utilizes may bear little resemblance to the actual value realized upon the vesting or future exercise of the related stock-based awards. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of VMware’s core business.

•Employer payroll taxes on employee stock transactions. The amount of employer payroll taxes on stock-based compensation is dependent on VMware’s stock price and other factors that are beyond VMware’s control and do not correlate to the operation of the business.

•Amortization of acquired intangible assets. A portion of the purchase price of VMware’s acquisitions is generally allocated to intangible assets, such as intellectual property, and is subject to amortization. However, VMware does not acquire businesses on a predictable cycle. Additionally, the amount of an acquisition’s purchase price allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition. Therefore, VMware believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets provides investors and others with a consistent basis for comparison across accounting periods.

•Realignment charges. Realignment charges include workforce reductions, asset impairments, losses on asset disposals and costs to exit facilities. VMware’s management believes it is useful to exclude these items, when significant, as they are not reflective of VMware’s core business and operating results.

•Acquisition, disposition and other items. As VMware does not acquire or dispose of businesses on a predictable cycle and the terms of each transaction can vary significantly and are unique to each transaction, VMware believes it is useful to exclude acquisition, disposition and other items when looking for a consistent basis for comparison across accounting periods. These items include:
–Direct costs of acquisitions and dispositions, such as transaction and advisory fees.
–Costs associated with integrating acquired businesses.
–Accruals for the portion of merger consideration payable in installments that may be paid in cash or VMware stock, at the option of VMware.
–Gains or losses on investments in equity securities, whether realized or unrealized.

VMware, Inc.
–Charges recognized for non-recoverable strategic investments or gains recognized on the disposition of strategic investments.
–Gains or losses on sale or disposal of distinct lines of business or product offerings, or transactions with features similar to discontinued operations, including recoveries or charges recognized to adjust the fair value of assets that qualify as “held for sale.”
–Certain costs incurred related to VMware's pending acquisition by Broadcom Inc. (“Broadcom”), such as legal and advisory fees incurred to effect the acquisition and retention compensation incurred to preserve our business organization through the consummation of the merger. The acquisition is expected to be consummated on October 30, 2023 and is subject to the receipt of regulatory approvals and other customary closing conditions.

•Certain litigation and other contingencies. VMware, from time to time, may incur charges or benefits that are outside of the ordinary course of VMware’s business related to litigation and other contingencies. VMware believes it is useful to exclude such charges or benefits because it does not consider such amounts to be part of the ongoing operation of VMware’s business and because of the singular nature of the claims underlying such matters.

•Tax adjustment. Non-GAAP financial information for the quarter is adjusted for a tax rate equal to VMware’s annual estimated tax rate on non-GAAP income. This rate is based on VMware’s estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating VMware’s non-GAAP income as well as significant tax adjustments. VMware’s estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that VMware management believes materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to VMware’s estimated annual tax rates as described above, the estimated tax rate on non-GAAP income may differ from the GAAP tax rate and from VMware’s actual tax liabilities.

Additionally, VMware’s management believes that the non-GAAP financial measure of free cash flow is meaningful to investors because management reviews cash flow generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered to be a necessary component of ongoing operations.

The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense that affect VMware’s operations. Specifically, in the case of stock-based compensation, if VMware did not pay out a portion of its compensation in the form of stock-based compensation and related employer payroll taxes, the cash salary expense included in operating expenses would be higher, which would affect VMware’s cash position. VMware compensates for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP and should not be considered measures of VMware’s liquidity. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited.
Management encourages investors and others to review VMware’s financial information in its entirety and not rely on a single financial measure.